UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 29, 2012

FRANCESCA’S HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35239	20-8874704
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3480 West 12th Street Houston, Texas	77008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (713) 864-1358

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 29, 2012, Ms. Kyong Gill provided notice of her intention to retire as Executive Vice Chairperson of the Board of Directors (the “Board”) of Francesca’s Holdings Corporation (the “Company”). Ms. Gill’s retirement will be effective as of the adjournment of the Company’s Annual Meeting of Stockholders to take place on July 10, 2012 (the “Annual Meeting”).

(c), (e) On June 14, 2012, the Board appointed current director Mr. Neill Davis to serve as President of the Company effective August 6, 2012. At that time, Mr. Davis will step down from his role as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Mr. John De Meritt will continue to serve as the Company’s Chief Executive Officer. Ms. Patricia Bender will replace Mr. Davis on the Nominating and Corporate Governance Committee and the Board plans to appoint Ms. Marie Toulantis to the Board at a meeting to be held after the Annual Meeting and to succeed Mr. Davis as Chair of the Audit Committee.

Mr. Davis, age 55, has served as a member of the Company’s Board since May 2007. Mr. Davis joined Men’s Warehouse in 1997 as Vice President and Treasurer. In November 2000, he was named Senior Vice President, Chief Financial Officer and Treasurer, and in March 2001 he was named Principal Financial Officer. In March 2002, he was promoted to Executive Vice President and remained Chief Financial Officer, Treasurer and Principal Financial Officer. In March 2003, he was named Executive Vice President, Chief Financial Officer and Principal Financial Officer. In April 2006, he was again named to the additional office of Treasurer. Mr. Davis holds a Bachelor of Business Administration degree from Southern Methodist University and a Master of Business Administration degree from the University of Arkansas.

The terms of Mr. Davis’ employment are outlined in an employment letter between Francesca’s Collections, Inc., the Company’s indirect wholly-owned subsidiary (“Francesca’s”), and Mr. Davis effective as of August 6, 2012 (the “Employment Letter”). The Employment Letter has a term of three years commencing August 6, 2012. Pursuant to the terms of the Employment Letter, Mr. Davis will receive an annual base salary of $450,000 and is eligible to receive an annual incentive bonus pursuant to the Company’s annual bonus plan as in effect from time to time, with his target annual incentive bonus to be set at 100% of his base salary for the applicable fiscal year. Mr. Davis will also receive a one-time signing bonus of $162,500, which will be payable within seven days of the commencement of the Employment Letter. The Employment Letter also provides for Mr. Davis to participate in the Company’s employee savings and welfare benefit plans made available to the Company’s employees generally, and an annual allowance equal to $50,000 that he may apply towards the purchase of additional benefits of his choosing. Pursuant to the terms of the Employment Letter, Mr. Davis is eligible to receive an option award entitling him to acquire 375,000 shares of the Company. The option award will have a per-share exercise price equal to the closing price of a share of the Company’s common stock on the grant date and a maximum term of ten years. The option award will vest, subject to Mr. Davis’ continued employment, annually over a period of three years from August 6, 2012.

The Employment Letter provides that if Mr. Davis’ employment with Francesca’s is terminated, regardless of the reason for such termination of employment, Mr. Davis will be entitled to his accrued and unused vacation and any accrued benefits under Francesca’s 401(k) retirement plan. If Mr. Davis’ employment is terminated by Francesca’s without “cause” (as such term is defined in the Employment Letter), he will be entitled to an aggregate payment (subject to applicable tax withholdings) equal to one and one-half times the sum of (1) his annual base salary and (2) the target annual incentive bonus for the year of the termination of his employment, with such amount to become payable in substantially equal monthly installments over the 18-month period following the termination of his employment.

Mr. Davis’ right to receive the severance benefits described above is subject to his execution of a release of claims in favor of Francesca’s upon termination of his employment, as well as his compliance with certain protective covenants in the Employment Letter, including confidentiality, non-solicitation and non-compete covenants. Mr. Davis is not entitled to any tax gross up payments from the Company or from Francesca’s.

The foregoing description of the Employment Letter is qualified in its entirety by reference to the text of the Employment Letter, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

There was no arrangement or understanding between Mr. Davis and any other person pursuant to which Mr. Davis was appointed President of the Company. There are no family relationships between Mr. Davis and any director or executive officer of the Company or Ms. Toulantis, and Mr. Davis has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure

On July 2, 2012, the Company issued a press release announcing the management changes set forth in Item 5.02 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

Exhibit No. 10.1 99.1	Description Employment Letter, between Francesca’s Collections, Inc. and Neill Davis. Press Release issued by Francesca’s Holdings Corporation on July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ Kal Malik
Kal Malik Executive Vice President and General Counsel

Date:  July 2, 2012

EXHIBIT INDEX

Exhibit No. 10.1 99.1	Description Employment Letter, between Francesca’s Collections, Inc. and Neill Davis. Press Release issued by Francesca’s Holdings Corporation on July 2, 2012.